Exhibit 99.1
Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2025

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2025
Table of Contents
All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
December 31, 2025
As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C.
corridor.  Developing and managing properties that serve as community cornerstones, we currently own 39 million square feet of real estate, consisting primarily of interests in 38 retail centers.  We are firmly dedicated to driving long-term shareholder value and to advancing environmental goals, social good and sound corporate governance.
Results for the Quarter:
The net loss attributable to the Company was $18.8 million, or $0.07 per share-diluted, during the fourth quarter of 2025, compared to net loss attributable to the Company of $211.2 million, or $0.89 per share-diluted, for the quarter ended December 31, 2024. The change in net loss between the fourth quarter of 2025 compared to the same period in 2024 is primarily due to the Company recognizing losses on sale or write down of assets, net in the fourth quarter of 2024.
Funds from Operations (“FFO”) excluding financing expense in connection with Chandler Freehold, accrued default interest expense and gain on non-real estate investments was $128.9 million, or $0.48 per share-diluted, during the fourth quarter of 2025, compared to
$116.7 million, or $0.47 per share-diluted, for FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments for the quarter ended December 31, 2024. FFO for the fourth quarter of 2025 included legal claims settlement income partially offset by corporate expenses related to annual incentive bonus payouts above-target levels, which resulted in a net impact of approximately $8.4 million, or $0.03 per share-diluted.
Go-Forward Portfolio Centers net operating income (“NOI”), excluding lease termination income, increased 1.7% in the fourth quarter of 2025 compared to the fourth quarter of 2024. For the year ended December 31, 2025, Go-Forward Portfolio Centers NOI, excluding lease termination income, increased 1.8% compared to the year ended December 31, 2024.
Portfolio tenant sales per square foot for space less than 10,000 square feet for the twelve months ended December 31, 2025 were
$881 compared to $867 for the twelve months ended September 30, 2025 and $837 for the twelve months ended December 31, 2024.
Go-Forward Portfolio Centers sales per square foot for spaces less than 10,000 square feet for the twelve months ended December 31,
2025 were $921.
Leased portfolio occupancy as of December 31, 2025 was 94.0%, a 0.1% decrease compared to the 94.1% occupancy rate at December
31, 2024 and a 0.6% increase compared to the 93.4% occupancy rate at September 30, 2025.  Go-Forward Portfolio Center leased occupancy as of December 31, 2025 was 94.9%.
During the fourth quarter of 2025, we signed leases for 1.4 million square feet, a 36% increase in leased square footage compared to the fourth quarter of 2024, on a comparable center basis. For the year, we signed leases for 7.1 million square feet on a comparable center basis, an 85% increase over 2024 and a new company record.
New store leases are expected to produce total gross revenue of approximately $107 million at our share in excess of the revenue generated in 2024 from prior uses in those same spaces. This new store leasing pipeline, which includes approximately $8 million of total gross revenue from Crabtree Mall, represents a cumulative and incremental estimate and includes open stores, leases signed not open, and leases in documentation that will or have commenced from 2024 through 2028.
Base rent re-leasing spreads were 6.7% greater than expiring base rent for the trailing twelve months ended December 31, 2025. This was the seventeenth consecutive quarter of positive base rent leasing spreads.
Management Commentary:
“2025 was a pivotal year for Macerich,” noted Jack Hsieh, President and Chief Executive Officer, Macerich. “We entered the year with clear objectives under our Path Forward Plan—simplifying the business, driving operational performance improvement, and reducing leverage. The milestones we achieved this year—leasing volume well ahead of plan, all 30 anchors committed, $1.3 billion in dispositions completed—demonstrate that the Path Forward Plan is no longer just a plan. It's in execution, with tangible results across every pillar."
“The heavy lifting of de-risking the plan is substantially complete. For 2026, our focus will be on completing our leasing pipeline, ensuring tenants are moved in and commencing rent on time, solidifying remaining lease expirations, completing the targeted dispositions and continuing to evaluate new acquisition opportunities that are accretive to the plan in a disciplined manner.”

The Macerich Company
Executive Summary
December 31, 2025
Balance Sheet:
During the fourth quarter of 2025 and in 2026 to date, we were actively engaged in numerous transactions, including the following financing and disposition activity:
We completed outparcel and land sales totaling $42.3 million, which included the sale of the retail strip center at Washington Square on December 19, 2025, for $25.8 million.
We are under contract for the sale of La Cumbre Plaza for approximately $11 million with an expected closing in the second quarter of
2026.
On February 6, 2026, the Company completed a four-year extension of the $200 million loan for South Plains Mall. The loan carries a stated rate of 4.22% and matures on November 6, 2029.
As of the date of this filing, we had approximately $990 million of liquidity, including $650 million of available capacity on our $650 million revolving line of credit.

Fiscal Year 2024 Guidance
Dividend:
On February 12, 2026, we announced a quarterly cash dividend of $0.17 per share of common stock.  The dividend is payable on March
30, 2026 to stockholders of record at the close of business on March 16, 2026.
Investor Conference Call:
We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The
Macerich Company’s website at www.macerich.com (Investors Section). The call begins on February 18, 2026 at 2:00 p.m. Pacific Time.
To listen to the call, please visit the website at least 15 minutes prior to the call-in order to register and download audio software if needed. An online replay can be accessed at www.macerich.com (Investors Section).
About Macerich and this Document:
The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States.  The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.
As of the date of this filing, the Operating Partnership owned or had an ownership interest in 39 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 37 regional retail centers, and one community/power shopping center.  These 38 centers are referred to hereinafter as the “Centers” unless the context requires otherwise. All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise. The Company's "Go-Forward Portfolio Centers" represents the assets included in the go-forward portfolio as described in the Path Forward Plan, which can be found on the Company's website at https://investing.macerich.com/. The Go-
Forward Portfolio Centers are subject to change.
Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.
The Company presents certain measures in this document on a pro rata basis, which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’
percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest).  Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations.  The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account

The Macerich Company
Executive Summary
December 31, 2025
balances, allocations of profits and losses, payments of preferred returns and control over major decisions.  Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.
Note: This document contains statements that constitute forward-looking statements, which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results, including the
Path Forward Plan and its ability to meet the established goals under such Plan, as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of tariffs and elevated interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, elevated interest rates and its impact on the financial condition and results of operations of the Company, including as a result of any increased borrowing costs on the
Company's outstanding floating-rate debt and defaults on mortgage loans, availability, terms and cost of financing, and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including elevated inflation, supply chain disruptions and construction delays), acquisitions and dispositions; adverse impacts from any pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; government shutdowns and other governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence, which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange
Commission, including the Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-
looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.
(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2025	2024	2025	2024
Revenues:
Leasing revenue	$245,160	$257,392	$950,764	$850,453
Other income	10,104	8,565	40,513	37,937
Management Companies' revenues	6,440	7,719	22,706	29,814
Total revenues	261,704	273,676	1,013,983	918,204
Expenses:
Shopping center and operating expenses	81,564	87,107	326,330	306,868
Management Companies' operating expenses	21,819	24,567	84,644	82,059
Leasing expenses	14,148	11,366	46,626	41,340
REIT general and administrative expenses	9,201	7,496	31,539	28,145
Depreciation and amortization	85,117	81,454	357,083	294,780
Interest expense (a)	69,844	70,933	283,542	219,987
Gain on extinguishment of debt	—	(14,403)	—	(14,403)
Total expenses	281,693	268,520	1,129,764	958,776
Equity in income (loss) of unconsolidated joint ventures	27,461	7,692	35,946	(197,352)
Income tax benefit	473	879	2,193	1,300
(Loss) gain on sale or write down of assets, net	(26,311)	(233,347)	(123,417)	38,959
Net loss	(18,366)	(219,620)	(201,059)	(197,665)
Less net income (loss) attributable to noncontrolling interests	394	(8,410)	(3,910)	(3,545)
Net loss attributable to the Company	$(18,760)	$(211,210)	$(197,149)	$(194,120)

Weighted average number of shares outstanding - basic	256,618	236,619	254,216	221,845
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	267,188	246,505	264,972	231,864

Earnings per share ("EPS") - basic	$(0.07)	$(0.89)	$(0.78)	$(0.88)
EPS - diluted	$(0.07)	$(0.89)	$(0.78)	$(0.88)
Dividend paid per share	$0.17	$0.17	$0.68	$0.68
FFO - basic and diluted (b) (c)	$125,390	$126,214	$378,931	$373,684
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and (gain) loss on non-real estate investments(b) (c)	$128,906	$116,670	$396,971	$365,335
FFO per share - basic and diluted (b) (c)	$0.47	$0.51	$1.43	$1.61
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and (gain) loss on non-real estate investments(b) (c)	$0.48	$0.47	$1.50	$1.58

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(a)Prior to June 13, 2024, the Company accounted for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company included in interest expense (i) a credit of $13,795 to adjust for the change in the fair value of the financing arrangement obligation during the twelve months ended December 31, 2024; (ii) distributions of $1,565 to its partner representing the partner's share of net income for the twelve months ended December 31, 2024; and (iii) distributions of  $966 to its partner in excess of the partner's share of net income for the twelve months ended December 31, 2024. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result that property is no longer part of the financing arrangement and is 100% owned by the Company. On June 13, 2024, the partnership agreement between the Company and its partner was amended. As a result of this modification, the Company no longer accounts for its investment in Chandler Fashion Center as a financing arrangement and deconsolidated the joint venture and recorded a gain on sale of asset of $334.3 million during the three months ended June 30, 2024. Effective June 13, 2024, the Company accounts for its investment in Chandler Fashion Center under the equity method of accounting. References to "Chandler Freehold" for the period
November 16, 2023 through June 13, 2024 shall be deemed to only refer to Chandler Fashion Center.
(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP
Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.
(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts
("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.
Prior to June 13, 2024, the Company accounted for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the
Company recognized financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excluded the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.
The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain or loss on extinguishment of debt, accrued default interest expense and gain or loss on non-real estate investments.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt, accrued default interest expense and impact of non-cash changes in the market value of non-real estate investments provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the
Company's operating performance and allows investors to more easily compare the Company's results. On March 19, 2024, the Company closed on a three-year extension of the Fashion Outlets of Niagara non-recourse loan and all default interest expense was reversed. Effective April 9, 2024, default interest expense has been accrued on the non-recourse loan on Santa Monica Place. Effective November 6, 2025, default interest expense has been accrued on the non-recourse loan at
South Plains Mall. The Company is required under GAAP to accrue default interest expense, which is expected to be reversed or paid, once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that default interest on non-recourse loans, and any  related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded.

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income
(loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Reconciliation of Net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and (gain) loss on  non-
real estate investments (c):

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	Unaudited			Unaudited
	2025		2024	2025	2024
Net loss attributable to the Company	$(18,760)		($211,210)	($197,149)	($194,120)
Adjustments to reconcile net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	(735)		(9,557)	(8,344)	(8,766)
Loss (gain) on sale or write down of consolidated assets, net	26,311		233,347	123,417	(38,959)
Add: gain on undepreciated asset sales from consolidated assets	4,236		675	6,545	1,130
Noncontrolling interests share of (loss) gain on sale or write-down of consolidated joint ventures, net	(42)		—	(42)	330
Loss (gain) on sale or write down of assets from unconsolidated joint ventures (pro rata), net	1,581		3,939	(8,299)	180,089
Add: Gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	860		514	569	1,643
Depreciation and amortization on consolidated assets	85,117		81,454	357,083	294,780
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(583)		(565)	(2,294)	(4,382)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	28,837		29,209	114,214	148,740
Less: depreciation on personal property	(1,432)		(1,592)	(6,769)	(6,801)
FFO attributable to common stockholders and unit holders - basic and diluted	125,390		126,214	378,931	373,684
Financing expense in connection with Chandler Freehold	—		—	—	(12,829)
Gain on extinguishment of debt	—	3	(14,403)	—	(14,403)
Accrued default interest expense	4,311	2	3,067	13,411	7,856
(Gain) loss on non-real estate investments	(795)		1,792	4,629	11,027
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and (gain) loss on non-real estate investments - basic and diluted	$128,906		$116,670	$396,971	$365,335
Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2025	2024	2025	2024
EPS - diluted	$(0.07)	$(0.89)	$(0.78)	$(0.88)
Per share impact of depreciation and amortization of real estate	0.42	0.45	1.75	1.86
Per share impact of loss on sale or write down of assets, net	0.12	0.95	0.46	0.63
FFO per share - basic and diluted	0.47	0.51	1.43	1.61
Per share impact of financing expense in connection with Chandler Freehold	—	—	—	(0.05)
Per share impact of gain on extinguishment of debt and accrued default interest expense	0.01	(0.05)	0.05	(0.03)
Per share impact of (gain) loss on non-real estate investments	—	0.01	0.02	0.05
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and (gain) loss on non-real estate investments	$0.48	$0.47	$1.50	$1.58

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Reconciliation of Net loss attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Go-
Forward Portfolio Centers:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2025	2024	2025	2024
Net loss attributable to the Company	$(18,760)	$(211,210)	($197,149)	($194,120)
Interest expense - consolidated assets	69,844	70,933	283,542	219,987
Interest expense - unconsolidated joint ventures (pro rata)	19,908	25,800	83,101	130,217
Depreciation and amortization - consolidated assets	85,117	81,454	357,083	294,780
Depreciation and amortization - unconsolidated joint ventures (pro rata)	28,837	29,209	114,214	148,740
Noncontrolling interests in the OP	(735)	(9,557)	(8,344)	(8,766)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(942)	(925)	(3,732)	(9,736)
Gain on extinguishment of debt	—	(14,403)	—	(14,403)
Loss (gain) on sale or write down of assets, net - consolidated assets	26,311	233,347	123,417	(38,959)
Loss (gain) on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	1,581	3,939	(8,299)	180,089
Add: Noncontrolling interests share of (loss) gain on sale or write-down of consolidated joint ventures, net	(42)	—	(42)	330
Income tax benefit	(473)	(879)	(2,193)	(1,300)
Distributions on preferred units	87	87	348	348
Adjusted EBITDA (a)	210,733	207,795	741,946	707,207
REIT general and administrative expenses	9,201	7,496	31,539	28,145
Management Companies' revenues	(6,440)	(7,719)	(22,706)	(29,814)
Management Companies' operating expenses	21,819	24,567	84,644	82,059
Leasing expenses, including joint ventures at pro rata	14,738	11,914	49,333	44,152
Corporate and other income (b)	(21,667)	(4,088)	(31,575)	(5,546)
Straight-line and above/below market adjustments	(3,827)	(4,094)	(11,706)	(5,972)
NOI - All Centers	224,557	235,871	841,475	820,231
NOI of non-Go-Forward Portfolio Centers (c)	(25,850)	(40,735)	(102,968)	(100,791)
NOI - Go-Forward Portfolio Centers (c)	198,707	195,136	738,507	719,440
Lease termination income of Go-Forward Portfolio Centers	(1,179)	(844)	(8,697)	(2,773)
NOI - Go-Forward Portfolio Centers, excluding lease termination income (c)	$197,528	$194,292	$729,810	$716,667
NOI - Go-Forward Portfolio Centers percentage change, including lease termination income (c)	1.8%		2.7%
NOI - Go-Forward Portfolio Centers percentage change, excluding lease termination income (c)	1.7%		1.8%
(a) Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss
(gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt, and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with
GAAP), or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.
(b)    Includes (income) expense components excluded from NOI - All Centers, including legal claims settlement income, interest income, non-real estate investments, and other assets.
(c)    NOI – Go-Forward Portfolio Centers represents the NOI from the Go-Forward Portfolio Centers as defined on page 25 (See note (c) of the Company’s Property
Listing Table), excluding Crabtree Mall for purposes of this calculation, as it was acquired on June 23, 2025 and was not held for the same period in 2024. The
Company believes that only showing the results of the Go-Forward Portfolio Centers better reflects the ongoing operating performance of the Company.  Go-
Forward Portfolio NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses, corporate and other income and expenses and the straight-line and above/below market adjustments and subtracting out NOI from non-Go-Forward Portfolio Centers. The Company also presents NOI – Go-
Forward Portfolio Centers, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income. For purposes of this calculation, the non-Go-Forward Portfolio Centers includes Crabtree Mall.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	12/31/2025	12/31/2024	12/31/2023
	(dollars in thousands, except per share data)
Closing common stock price per share	$18.46	$19.92	$15.43
52 week high	$21.12	$22.27	$16.54
52 week low	$12.48	$12.99	$8.77
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	268,604,506	263,739,694	226,095,455
Total common and equivalent shares/units outstanding	268,704,071	263,839,259	226,195,020
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,590,774	$6,647,576	$6,919,579
Equity market capitalization	4,960,277	5,255,678	3,490,189
Total market capitalization	$11,551,051	$11,903,254	$10,409,768
Debt as a percentage of total market capitalization	57.1%	55.9%	66.5%

Portfolio Capitalization at December 31, 2025

Floating
Rate
Debt
4.1%
Common Equity
42.9%
Fixed Rate Debt
53.0%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2024	10,814,198	252,925,496	99,565	263,839,259
Conversion of partnership units to common shares	(6,100)	6,100	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	73,363	98,829	—	172,192
Balance as of March 31, 2025	10,881,461	253,030,425	99,565	264,011,451
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	168,818	—	168,818
Balance as of June 30, 2025	10,881,461	253,199,243	99,565	264,180,269
Conversion of partnership units to cash	(250)	—	—	(250)
Conversion of partnership units to common shares	(306,916)	306,916	—	—
Issuance of shares from at-the-market ("ATM") program	—	2,783,330	—	2,783,330
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	6,704	—	6,704
Balance as of September 30, 2025	10,574,295	256,296,193	99,565	266,970,053
Conversion of partnership units to common shares	(61,676)	61,676	—	—
Issuance of shares from at-the-market ("ATM") program	—	276,531	—	276,531
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	1,100,974	356,513	—	1,457,487
Balance as of December 31, 2025	11,613,593	256,990,913	99,565	268,704,071

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31,	For the Twelve Months Ended December 31,
	2025	2025
Revenues:
Leasing revenue	$245,160	$950,764
Other income	10,104	40,513
Management Companies' revenues	6,440	22,706
Total revenues	261,704	1,013,983
Expenses:
Shopping center and operating expenses	81,564	326,330
Management Companies' operating expenses	21,819	84,644
Leasing expenses	14,148	46,626
REIT general and administrative expenses	9,201	31,539
Depreciation and amortization	85,117	357,083
Interest expense	69,844	283,542
Total expenses	281,693	1,129,764
Equity in income of unconsolidated joint ventures	27,461	35,946
Income tax benefit	473	2,193
Loss on sale or write down of assets, net	(26,311)	(123,417)
Net loss	(18,366)	(201,059)
Less net income (loss) attributable to noncontrolling interests	394	(3,910)
Net loss attributable to the Company	$(18,760)	$(197,149)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of December 31, 2025
(Dollars in thousands)

ASSETS:
Property, net (a)	$6,688,128
Cash and cash equivalents	280,246
Restricted cash	92,717
Tenant and other receivables, net	145,721
Right-of-use assets, net	108,918
Deferred charges and other assets, net	343,431
Due from affiliates	2,449
Investments in unconsolidated joint ventures	707,075
Total assets	$8,368,685

LIABILITIES AND EQUITY:
Mortgage notes payable	$5,068,946
Accounts payable and accrued expenses	125,210
Lease liabilities	66,979
Other accrued liabilities	386,092
Distributions in excess of investments in unconsolidated joint ventures	194,388
Total liabilities	5,841,615
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,569
Additional paid-in capital	6,224,127
Accumulated deficit	(3,777,816)
Accumulated other comprehensive loss	(9)
Total stockholders' equity	2,448,871
Noncontrolling interests	78,199
Total equity	2,527,070
Total liabilities and equity	$8,368,685
(a)Includes construction in progress of $323,142 for December 31, 2025.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended December 31, 2025		For the Twelve Months Ended December 31, 2025
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(1,456)	$80,719	$(5,614)	$299,366
Other income	(920)	25,095	(3,735)	35,573
Total revenues	(2,376)	105,814	(9,349)	334,939
Expenses:
Shopping center and operating expenses	(246)	27,420	(1,081)	107,209
Leasing expense	(17)	607	(61)	2,768
Depreciation and amortization	(583)	28,837	(2,294)	114,214
Interest expense	(359)	19,908	(1,437)	83,101
Total expenses	(1,205)	76,772	(4,873)	307,292
Equity in income of unconsolidated joint ventures	—	(27,461)	—	(35,946)
(Loss) gain on sale or write down of assets, net	42	(1,581)	42	8,299
Net income	(1,129)	—	(4,434)	—
Less net income attributable to noncontrolling interests	(1,129)	—	(4,434)	—
Net income attributable to the Company	$—	$—	$—	$—
(a) Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of December 31, 2025
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(18,737)	$2,006,066
Cash and cash equivalents	(1,585)	43,007
Restricted cash	—	15,309
Tenant and other receivables, net	(156)	59,628
Right-of-use assets, net	—	65,503
Deferred charges and other assets, net	(716)	36,512
Due from affiliates	26	(1,328)
Investments in unconsolidated joint ventures, at equity	—	(707,075)
Total assets	$(21,168)	$1,517,622

LIABILITIES AND EQUITY:
Mortgage notes payable	$(33,084)	$1,554,912
Accounts payable and accrued expenses	(295)	25,752
Lease liabilities	—	63,115
Other accrued liabilities	(20,159)	68,231
Distributions in excess of investments in unconsolidated joint ventures	—	(194,388)
Total liabilities	(53,538)	1,517,622
Equity:
Stockholders' equity	—	—
Noncontrolling interests	32,370	—
Total equity	32,370	—
Total liabilities and equity	$(21,168)	$1,517,622
(a)Represents the Company's partners' share of consolidated joint ventures.
(b)This includes $228 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $139,957 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended December 31, 2025
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$151,870	$(988)	$150,882	$51,479	$202,361
Percentage rents	19,308	(79)	19,229	7,391	26,620
Tenant recoveries	65,228	(336)	64,892	18,784	83,676
Other	10,076	(51)	10,025	3,091	13,116
Bad debt expense	(1,322)	(2)	(1,324)	(26)	(1,350)
Total leasing revenue	$245,160	$(1,456)	$243,704	$80,719	$324,423

	For the Twelve Months Ended December 31, 2025
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$622,501	$(3,997)	$618,504	$202,821	$821,325
Percentage rents	34,622	(134)	34,488	13,816	48,304
Tenant recoveries	268,696	(1,368)	267,328	74,817	342,145
Other	29,578	(134)	29,444	8,374	37,818
Bad debt expense	(4,633)	19	(4,614)	(462)	(5,076)
Total leasing revenue	$950,764	$(5,614)	$945,150	$299,366	$1,244,516

(a)Represents the Company’s partners’ share of consolidated joint ventures.
(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)
(Dollars in millions)

	As of December 31,
	2025	2024

Straight-line rent receivable	$137.0	$136.1

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Lease termination income (b)	$1.2	$1.8	$9.0	$3.6
Straight-line rental income (expense) (b)	$3.2	$1.8	$6.8	$(0.6)
Business development and parking income (c)	$18.1	$19.0	$60.2	$60.5
Gain on sales or write down of undepreciated assets	$5.1	$1.2	$7.1	$2.8
Amortization of acquired above and below-market leases, net revenue (b)	$0.6	$2.3	$4.9	$6.6
Amortization of debt discounts, net (d)	$(5.3)	$(7.2)	$(31.1)	$(14.4)
Bad debt expense (b)	$1.4	$1.8	$5.1	$6.9
Leasing expense	$14.7	$11.9	$49.3	$44.1
Interest capitalized (d)	$5.5	$8.2	$23.5	$31.3
Employee severance costs (e)	$0.2	$4.7	$2.6	$5.5
Legal claims settlement income, net (f)	$16.1	$3.3	$20.0	$3.3
Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income (loss)	$—	$—	$—	$1.6
Distributions in excess of partners' share of net income (g)	—	—	—	1.0
Fair value adjustment (g)	—	—	—	(13.8)
Total Chandler Freehold financing arrangement expense (d)	$—	$—	$—	$(11.2)
(a)All joint venture amounts included at pro rata.
(b)Included in leasing revenue.
(c)Included in leasing revenue and other income.
(d)Included in interest expense.
(e)Included in management companies' operating expenses.
(f)Included in other income.
(g)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income. Effective with the quarter ending September 30, 2024, these accounting adjustments are no longer applicable due to the Company accounting for its investment in Chandler Fashion Center under the equity method of accounting effective June 13, 2024.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)
(Dollars in millions)

	For the Twelve Months Ended December 31,
	2025	2024	2023
Consolidated Centers
Acquisitions of property (b)	$290.0	$170.8	$46.7
Property improvements	34.6	43.3	36.3
Development, redevelopment, expansions and renovations of Centers	100.2	104.5	94.6
Tenant allowances	31.4	20.6	27.1
Deferred leasing charges	5.5	4.4	5.6
Total	$461.7	$343.6	$210.3
Unconsolidated Joint Venture Centers
Property improvements	$9.3	$14.4	$17.6
Development, redevelopment, expansions and renovations of Centers	77.7	39.8	58.1
Tenant allowances	14.3	21.0	18.5
Deferred leasing charges	3.6	5.6	4.6
Total	$104.9	$80.8	$98.8

(a)All joint venture amounts at pro rata.
(b)Breakdown of acquisitions of property:

	Acquisition Date		For the Twelve Months Ended December 31,
			2025	2024	2023
Acquisition of Crabtree Mall	6-23-2025	(c)	$290.0	$—	$—
Acquisition of the Company's joint venture partner's 40% interest in Lakewood Center, Los Cerritos Center and Washington Square	10-24-2024		—	129.0	—
Acquisition of former Sears parcel at Inland Center	5-17-2024		—	5.4	—
Acquisition of the Company's joint venture partner's 40% interest in Arrowhead Towne Center and South Plains Mall	5-14-2024		—	36.4	—
Acquisition of the Company’s joint venture partner's 50% interest in five former Sears parcels. These five parcels are located at Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center and Washington Square	5-18-2023		—	—	46.7
Total			$290.0	$170.8	$46.7
(c) This represents the gross purchase price excluding closing adjustments and other related transaction costs.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Asset Dispositions / Loan Give-Backs
(Dollars in millions)
The following is a summary of the Company’s Asset Dispositions and Loan Givebacks for the twelve months ended December 31, 2025, and for the twelve months ended December 31, 2024:

Property/Location	Disposition Date		Gross Sale Price (at 100%)	Gross Sale Price (at Company's Share)	Reduction of Debt (at Company's Share)

I. Asset Dispositions
Washington Square Too Retail Strip Center, Portland, Oregon	12-19-2025		$25.8	$25.8	$—
Outparcel at Washington Square, Portland, Oregon	12-10-2025		5.4	5.4	—
Outparcel at Los Cerritos Center, Cerritos, California	11-17-2025		5.0	5.0	4.5
Valley Mall, Harrisonburg, Virginia	08-20-2025		22.1	22.1	—
Lakewood Center, Lakewood, California	08-18-2025		332.1	332.1	317.1
Atlas Park, The Shops at, Queens, New York	07-30-2025		72.0	36.0	32.5
Paradise Valley Mall, Phoenix, Arizona	06-30-2025	(a)	5.5	5.5	3.1
1010-1016 Market Street parcels at Fashion District Philadelphia, Philadelphia, Pennsylvania	06-30-2025		10.8	10.8	—
Former department store parcel at Washington Square, Petaluma, California	06-11-2025		2.6	2.6	—
Paradise Valley Office Park, Phoenix, Arizona	05-28-2025		6.2	6.2	—
SouthPark Mall, Moline, Illinois	04-30-2025		10.5	10.5	—
Various parcels at Santan Adjacent, Gilbert, Arizona	04-28-2025		24.5	24.5	—
Portillo's parcel at Santan Adjacent, Gilbert, Arizona	04-16-2025		3.0	3.0	—
Wilton Mall, Saratoga Springs, New York	03-27-2025		24.8	24.8	—
The Oaks, Thousand Oaks, California	12-10-2024		157.0	157.0	147.8
Southridge Mall, Des Moines, Iowa	11-25-2024		4.0	4.0	—
Biltmore Fashion Park, Phoenix, Arizona	07-31-2024	(b)	110.0	110.0	—
Former department store parcel at Valle Vista Mall, Harlingen, Texas	06-28-2024		7.1	7.1	—
Country Club Plaza, Kansas City, Missouri	06-28-2024	(c)	175.6	147.7	147.7
Subtotal			$1,004.0	$940.1	$652.7

Various land parcels (undepreciated asset sales), including separate transactions with certain joint venture partners:
For the twelve months ending December 31, 2025	2025	(d)	$38.1	$19.5	$—
For the twelve months ending December 31, 2024	2024	(d)	36.3	6.3	—
Subtotal			74.4	25.8	$—

Total - Asset Dispositions			$1,078.4	$965.9	$652.7

II. Loan Give-Backs
Santa Monica Place, Santa Monica, California	Pending	(e)	$300.0	$300.0	$300.0

Total - Loan Give-Backs			$300.0	$300.0	$300.0

Grand Total - Asset Dispositions/Loan Give-Backs (f)			$1,378.4	$1,265.9	$952.7
(a)The Company sold its 5% joint venture partnership interest in the property.
(b)The Company sold its 50% joint venture partnership interest in the property.
(c)The total sales price for Country Club Plaza was $175.6 million. Concurrent with the sale, the remaining amount owed by the joint venture under the $295.5 million loan ($147.7 million at the Company's share) was forgiven by the lender.
(d)These represent sales of undepreciated assets and the Company includes any gains or losses from these transactions in FFO.
(e)For purposes of this schedule, the Company has included Santa Monica Place. The Company has completed transition of the property to a receiver but is still owner of record.
(f)For purposes of this schedule, the Company aggregated asset dispositions and loan give-backs.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers	Total Go-Forward Portfolio Centers
12/31/2025	$795	$1,073	$881	$921
12/31/2024	$743	$1,054	$837	$895
(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of
12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot excludes Community Centers and
Santa Monica Place.

Trailing Twelve Month Sales Per Square Foot
$837
$881
$895
$921
December 2024
December 2025
December 2024
December 2025

Total Centers	Total Go-Forward Portfolio Centers

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers	Total Go-Forward Portfolio Centers
12/31/2025	93.5%	94.9%	94.0%	94.9%
12/31/2024	93.7%	95.0%	94.1%	94.6%
12/31/2023	93.6%	93.5%	93.5%	94.4%
(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes Community
Centers, Santa Monica Place, and spaces under redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot (a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
12/31/2025	$66.92	$66.54	$64.94
12/31/2024	$65.62	$61.16	$61.45
12/31/2023	$61.66	$58.97	$50.14
Unconsolidated Joint Venture Centers
12/31/2025	$79.47	$86.41	$67.92
12/31/2024	$76.11	$86.78	$64.79
12/31/2023	$70.42	$64.42	$55.74
All Retail Centers
12/31/2025	$69.47	$69.77	$65.39
12/31/2024	$67.72	$67.74	$62.27
12/31/2023	$64.68	$61.00	$52.04
Go-Forward Portfolio Centers
12/31/2025	$71.31	$71.30	$67.92
12/31/2024	$71.69	$70.64	$65.78

(a)Average base rent per square foot is based on spaces 10,000 square feet and under, excluding Santa Monica Place; and Fashion District Philadelphia is excluded from 2024 and prior. All joint venture amounts are included at pro rata.
(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants. Go-Forward Portfolio Centers average base rent is based on pro rata ownership as of December
31, 2025.
(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.
(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	December 31, 2025	December 31, 2024
Consolidated Centers
Minimum rents	8.1%	8.1%
Percentage rents	0.6%	0.6%
Expense recoveries (a)	3.1%	3.1%
Total	11.8%	11.8%

Unconsolidated Joint Venture Centers
Minimum rents	7.4%	7.6%
Percentage rents	0.9%	1.0%
Expense recoveries (a)	3.3%	3.2%
Total	11.6%	11.8%

All Centers
Minimum rents	7.8%	7.8%
Percentage rents	0.7%	0.8%
Expense recoveries (a)	3.2%	3.2%
Total	11.7%	11.8%

Go-Forward Portfolio Centers
Minimum rents	7.9%	8.0%
Percentage rents	0.7%	0.8%
Expense recoveries (a)	3.2%	3.3%
Total	11.8%	12.1%
(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Go-Forward Portfolio Centers Pro Rata Net Operating Income by State

State	% of Go-Forward Portfolio Centers Pro Rata Real Estate NOI (a)
California	24.2%
Arizona	21.2%
New York	17.1%
Pennsylvania & Virginia	9.9%
New Jersey & Connecticut	9.4%
Oregon	7.3%
Colorado & Illinois	6.7%
Other (b)	4.2%
Total	100.0%
(a)The percentage of Go-Forward Portfolio Centers trailing twelve months ending December 31, 2025 Pro Rata Real Estate NOI excludes Crabtree Mall, and straight-
line and above/below market adjustments to minimum rents. Go-Forward Portfolio Centers trailing twelve months ending December 31, 2025  Pro Rata Real
Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).
(b)“Other” includes Indiana, Iowa and Texas.

The Macerich Company
Property Listing
December 31, 2025
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	100%	Arrowhead Towne Center(c) Glendale, Arizona	1993/2002	2015	1,078,000
2	100%	Crabtree Mall(c) Raleigh, North Carolina	1972/2025	ongoing	1,321,000
3	100%	Danbury Fair Mall(c) Danbury, Connecticut	1986/2005	2016	1,275,000
4	100%	Desert Sky Mall(c) Phoenix, Arizona	1981/2002	2007	638,000
5	100%	Eastland Mall(c)(d) Evansville, Indiana	1978/1998	1996	1,013,000
6	100%	Fashion District Philadelphia(c) Philadelphia, Pennsylvania	1977/2014	2019	723,000
7	100%	Fashion Outlets of Chicago(c) Rosemont, Illinois	2013/—	—	529,000
8	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	685,000
9	100%	Freehold Raceway Mall(c) Freehold, New Jersey	1990/2005	2007	1,653,000
10	100%	Fresno Fashion Fair(c) Fresno, California	1970/1996	2006	974,000
11	100%	Green Acres Mall(c)(d) Valley Stream, New York	1956/2013	ongoing	1,913,000
12	100%	Inland Center(c) San Bernardino, California	1966/2004	2016	894,000
13	100%	Kings Plaza Shopping Center(c)(d) Brooklyn, New York	1971/2012	2018	1,097,000
14	100%	La Cumbre Plaza(d) Santa Barbara, California	1967/2004	1989	325,000
15	100%	Los Cerritos Center(c)(e) Cerritos, California	1971/1999	2016	1,287,000
16	100%	NorthPark Mall(c) Davenport, Iowa	1973/1998	2001	900,000
17	100%	Pacific View(c) Ventura, California	1965/1996	2001	883,000
18	100%	Queens Center(c)(d) Queens, New York	1973/1995	2004	964,000
19	100%	Santa Monica Place(f) Santa Monica, California	1980/1999	ongoing	357,000
20	84.9%	SanTan Village Regional Center(c) Gilbert, Arizona	2007/—	2018	1,187,000
21	100%	South Plains Mall(c) Lubbock, Texas	1972/1998	2017	1,313,000
22	100%	Stonewood Center(c)(d) Downey, California	1953/1997	1991	925,000
23	100%	Superstition Springs Center(c) Mesa, Arizona	1990/2002	2002	794,000

The Macerich Company
Property Listing
December 31, 2025

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
24	100%	Valley River Center(c) Eugene, Oregon	1969/2006	2007	813,000
25	100%	Victor Valley, Mall of(c) Victorville, California	1986/2004	2012	576,000
26	100%	Vintage Faire Mall(c) Modesto, California	1977/1996	2020	1,069,000
27	100%	Washington Square(c)(e) Portland, Oregon	1974/1999	2005	1,129,000
		Total Consolidated Centers			26,315,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
28	50%	Broadway Plaza(c) Walnut Creek, California	1951/1985	2016	993,000
29	50.1%	Chandler Fashion Center(c) Chandler, Arizona	2001/2002	2023	1,412,000
30	50.1%	Corte Madera, The Village at(c) Corte Madera, California	1985/1998	2020	502,000
31	51%	Deptford Mall(c) Deptford, New Jersey	1975/2006	2020	1,011,000
32	51%	Flatiron Crossing(c) Broomfield, Colorado	2000/2002	ongoing	1,399,000
33	50%	Kierland Commons(c) Phoenix, Arizona	1999/2005	2003	439,000
34	50%	Scottsdale Fashion Square(c) Scottsdale, Arizona	1961/2002	ongoing	1,879,000
35	51%	Twenty Ninth Street(d) Boulder, Colorado	1963/1979	2007	685,000
36	50%	Tysons Corner Center(c) Tysons Corner, Virginia	1968/2005	2014	1,918,000
37	19%	West Acres Fargo, North Dakota	1972/1986	2001	673,000
		Total Unconsolidated Joint Venture Centers			10,911,000
		Total Retail Centers			37,226,000

COMMUNITY / POWER CENTER:
1	50%	Boulevard Shops(g) Chandler, Arizona	2001/2002	2004	205,000
		Total Community / Power Center			205,000
OTHER ASSETS:
	100%	Various(h)	—	—	83,000
	50%	Scottsdale Fashion Square-Office(c)(g) Scottsdale, Arizona	1984/2002	2016	121,000
	50%	Scottsdale Fashion Square-Caesars Republic Hotel(c)(g) Scottsdale, Arizona	2024	2024	245,000
	50%	Tysons Corner Center-Office(c)(g) Tysons Corner, Virginia	1999/2005	2012	171,000
	50%	Hyatt Regency Tysons Corner Center(c)(g) Tysons Corner, Virginia	2015	2015	290,000
	50%	Tysons Tower(c)(g) Tysons Corner, Virginia	2014	2014	547,000

The Macerich Company
Property Listing
December 31, 2025

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
	50%	VITA Tysons Corner Center(c)(g) Tysons Corner, Virginia	2015	2015	399,000
		Total Other Assets			1,856,000
		Grand Total			39,287,000
The Company owned or had an ownership interest in 37 retail centers (including office, hotel and residential space adjacent to these shopping centers), and one community/power shopping center. With the exception of the Centers indicated with footnote (d) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.
(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.
(b)Includes GLA attributable to anchors (whether owned or occupied non-owned) and mall and freestanding stores.
(c)These Centers represent the Company’s go-forward portfolio Centers as described in the Path Forward Plan (the “Go-Forward Portfolio Centers”). The Go-Forward
Portfolio Centers are subject to change.
(d)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.
(e)On October 24, 2024, the Company acquired its partner’s 40% interest in the Pacific Premier Retail Trust portfolio, which included Washington Square and Los
Cerritos Center. Both assets are wholly owned by the Company.
(f)The Company has completed transition of the property to a receiver, but is still the owner on record.
(g)Included in Unconsolidated Joint Venture Centers.
(h)Included in Consolidated Centers.

The Macerich Company
Joint Venture List
December 31, 2025
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures and consolidated joint ventures. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	993,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,412,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	502,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,011,000
FlatIron Crossing(f)	51%	51%	Macerich HHF Centers LLC	1,399,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	439,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,187,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,879,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	121,000
Scottsdale Fashion Square-Hotel	50%	50%	Scottsdale Fashion Square Partnership	245,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	685,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,918,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	171,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	547,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	399,000
West Acres	19%	19%	West Acres Development, LLP	673,000
(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the
Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.
(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.
(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(d)This Center has a former Sears store, which was acquired from joint venture partner Seritage Growth Properties and is now wholly owned and controlled by the
Company. The GLA of the former Sears store, or tenant replacing the former Sears store, at this Center is included in Total GLA at the center level.
(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership or a loan refinancing event, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 14% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $38.0 million; and, thereafter, pro rata 49.9% to the third-party partner and 50.1% to the Company.
(f)The residential portion under development at this property has an effective legal ownership and economic ownership interest of 43.4%.

The Macerich Company
Net Debt to Adjusted EBITDA
As of December 31, 2025 (Unaudited)
(Dollars in Thousands, at Company's Pro Rata Share)

Total Company's Pro Rata Share of Debt		$6,590,774	(a)
Less: Cash, including joint ventures at the Company's share		(321,668)
Restricted Cash, including joint ventures at the Company's share	$(108,026)
Exclude: Restricted Cash that is not loan cash collateral	48,458
Less: Restricted Cash - loan cash collateral		(59,568)	(b)
Less: Debt for Santa Monica Place (lender-controlled)		(300,000)
Net Debt		5,909,538	(c)

Adjusted EBITDA	$741,946		(d)
Plus: Leasing expenses	49,333		(e)
Plus: EBITDA Impact from investment losses on non-real estate investments	5,894		(f)
Plus: adjustment for acquisitions and dispositions	(19,925)		(g)
Plus: Other adjustments	(17,398)		(h)
Adjusted EBITDA, as further modified		$759,850
Net Debt to Adjusted EBITDA, as further modified		7.78x	(i)
(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. As of December 31, 2025, the Company's pro rata share of unamortized debt discounts and loan finance costs were $33.4 million and $25.4 million, respectively.
(b)Represents Restricted Cash that is held by lenders for various purposes, which effectively serves as cash collateral to the underlying loan until the cash is recouped into liquid resources by the borrower.
(c)Net Debt is a non-GAAP measure which represents Debt less Cash and Restricted Cash. Management believes that the presentation of Net Debt provides useful information to investors because it reviews Net Debt as part of its management of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.
(d)See page 7 for a reconciliation of net loss to Adjusted EBITDA for the twelve months ended December 31, 2025 and 2024.

(e)GAAP provides that leasing costs incurred through outside, external leasing brokers may be capitalized. However, leasing compensation incurred through internally staffed leasing personnel generally may not be capitalized and must be expensed. Management believes adding back these leasing expenses provides useful information to investors because it allows them to more easily compare the Company's results to other REIT's.
(f)The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the
Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded from Adjusted EBITDA.
(g)Represents the net forward EBITDA adjustment to properly account for the Adjusted EBITDA for: A) the acquisition of: Crabtree Mall;  B) the dispositions of i)
Wilton Mall, ii) SouthPark Mall, iii) Atlas Park, iv) Lakewood Center, v) Valley Mall,  vi) the stand alone parcel at Washington Square in Petaluma, CA. vii) the retail strip center at Washington Square in Portland, Oregon, and viii) other outparcel sales; and C) the loan in default for which the Company anticipates transferring title to the underlying property for Santa Monica Place.
(h)Represents the adjustment for employee severance costs and legal claims settlement income, net.
(i)Net Debt to Adjusted EBITDA, as further modified, is calculated using net debt as of period end divided by Adjusted EBITDA, as further modified, for the twelve months then ended. Management uses this ratio to evaluate the Company's capital structure and financial leverage. This ratio is also commonly used in the
Company's industry, and management believes it provides a meaningful supplemental measure of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of December 31, 2025
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$4,613,153	$455,793	$5,068,946
Bank and other notes payable	—	—	—
Total debt per Consolidated Balance Sheet	4,613,153	455,793	5,068,946
Adjustments:
Less: Noncontrolling interests share of debt from consolidated joint ventures	(33,084)	—	(33,084)
Adjusted Consolidated Debt	4,580,069	455,793	5,035,862
Add: Company’s share of debt from unconsolidated joint ventures	1,543,051	11,861	1,554,912
Total Company’s Pro Rata Share of Debt	$6,123,120	$467,654	$6,590,774
Weighted average interest rate	5.15%	5.80%	5.20%
Weighted average maturity (years)			3.23
(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures
(calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of December 31, 2025
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
South Plains Mall (b)	11/06/25	4.22%	$200,000	$—	$200,000
Vintage Faire Mall	03/06/26	3.55%	212,728	—	212,728
Fashion Outlets of Niagara Falls USA	10/06/26	6.52%	76,995	—	76,995
Fresno Fashion Fair	11/01/26	3.67%	324,851	—	324,851
Los Cerritos Center	11/01/27	5.77%	465,727	—	465,727
Green Acres Mall	01/06/28	6.62%	364,632	—	364,632
Arrowhead Towne Center	02/01/28	6.75%	352,776	—	352,776
SanTan Village Regional Center (c)	07/01/29	4.34%	186,603	—	186,603
Freehold Raceway Mall	11/01/29	3.94%	399,376	—	399,376
Queens Center	11/06/29	5.45%	523,346	—	523,346
Kings Plaza Shopping Center	01/01/30	3.71%	528,906	—	528,906
Fashion Outlets of Chicago	02/01/31	4.61%	299,554	—	299,554
Pacific View	05/06/32	5.45%	69,691	—	69,691
Danbury Fair Mall	02/06/34	6.59%	152,455	—	152,455
Victor Valley, Mall of	09/06/34	6.85%	84,033	—	84,033
Washington Square	04/06/35	5.63%	338,396	—	338,396
Total Fixed Rate Debt for Consolidated Assets		5.07%	$4,580,069	$—	$4,580,069
Santa Monica Place (d)	12/09/24	5.27%	$—	$300,000	$300,000
The Macerich Partnership, L.P. - Line of Credit (e),(f)	02/01/28	—	—	—	—
Crabtree Mall (e)	08/06/29	6.74%	—	155,793	155,793
Total Floating Rate Debt for Consolidated Assets		5.77%	$—	$455,793	$455,793
Total Debt for Consolidated Assets		5.13%	$4,580,069	$455,793	$5,035,862
II. Unconsolidated Assets (At Company’s pro rata share):
Twenty Ninth Street (51%) (g)	02/06/26	4.10%	$76,500	$—	$76,500
Deptford Mall (51%)	04/03/26	4.00%	67,931	—	67,931
Kierland Commons (50%)	04/01/27	3.98%	92,232	—	92,232
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,471	—	349,471
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	105,108	—	105,108
Tysons Corner Center (50%)	12/06/28	6.89%	352,028	—	352,028
Chandler Fashion Center (50.1%)	07/01/29	7.15%	137,319	—	137,319
West Acres - Development (19%)	10/10/29	3.72%	1,399	—	1,399
Tysons Tower (50%)	10/11/29	3.38%	94,763	—	94,763
Broadway Plaza (50%)	04/01/30	4.19%	209,881	—	209,881
Tysons VITA (50%)	12/01/30	3.43%	44,738	—	44,738
West Acres (19%)	03/01/32	4.61%	11,681	—	11,681
Total Fixed Rate Debt for Unconsolidated Assets		5.40%	$1,543,051	$—	$1,543,051
Boulevard Shops (50%)	12/05/28	6.67%	—	11,861	11,861
Total Floating Rate Debt for Unconsolidated Assets		6.67%	$—	$11,861	$11,861
Total Debt for Unconsolidated Assets		5.41%	$1,543,051	$11,861	$1,554,912
Total Debt		5.20%	$6,123,120	$467,654	$6,590,774
Percentage to Total			92.90%	7.10%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date
(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt discounts and loan finance costs.
(b)Effective November 6, 2025, the loan was in default. On February 6, 2026, the Company completed a four-year extension on the loan at the existing rate of 4.22%
and the loan matures on November 6, 2029.
(c)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.
(d)The Company has completed transition of the property to a receiver, but is still the owner of record.
(e)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.
(f) As of December 31, 2025, there were no borrowings outstanding under the credit facility. Unamortized deferred finance costs of $7.9 million, which are netted against balances outstanding or reclassified as an asset when there are no borrowings outstanding on the credit facility, which was the case at December 31, 2025.
(g)Effective February 6, 2026, the loan is in default. The Company's joint venture is in negotiations with the lender on the terms of this loan.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of December 31, 2025
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to- Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
FlatIron Crossing Broomfield, CO	Development of luxury, multi-family residential units, new/repurposed retail and food & beverage uses, and a community plaza, and redevelopment of the vacant former Nordstrom store.	$245	—	$265	43.4% and 51% (d)	$125	—	$135	$31	2027/2029 (e)	6.75% - 7.75% (f)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, approx. 375,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$130	—	$150	100%	$130	—	$150	$43	2026/2027 (g)	12.5% - 13.5%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$84	—	$90	50%	$42	—	$45	$34	2024-2027 (h)	17% - 18%
TOTAL		$459	—	$505		$297	—	$330	$108
(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.
(b)This excludes GAAP allocations of non-cash and indirect costs.
(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.
(d)The Company's ownership percentage in the residential project is expected to be 43.4% until stabilization in 2029 and 51% thereafter. Ownership interest in the balance of the property other than the residential component is 51%.
(e)The community plaza/former Nordstrom is expected to open in 2027, and stabilization is estimated to occur in 2029 for residential and 2030-2031 for retail components.
(f)After considering estimated residential financing, the Company's estimated share of net equity is $70 - $80 million and the Company's estimated levered, stabilized yield is  7.0% - 8.0%.
(g)The majority of tenants are expected to open in 2026 or 2027.
(h)The opening will be in phases which began in 2024. The vast majority of the remaining not yet opened tenants, are expected to be open in 2026, with a few remaining tenants expected to open in early 2027.

The Macerich Company
Corporate Information
Stock Exchange Listing
New York Stock Exchange
Symbol: MAC
The following table shows high and low sales prices per share of common stock during each quarter in 2025, 2024 and 2023 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17
March 31, 2024	$17.69	$14.66	$0.17
June 30, 2024	$17.20	$12.99	$0.17
September 30, 2024	$18.33	$13.85	$0.17
December 31, 2024	$22.27	$17.29	$0.17
March 31, 2025	$21.12	$15.71	$0.17
June 30, 2025	$17.94	$12.48	$0.17
September 30, 2025	$18.94	$15.89	$0.17
December 31, 2025	$19.14	$16.03	$0.17
Dividend Reinvestment Plan
Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at
877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43006
Santa Monica, California 90401	Providence, RI 02940-3006
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com
Macerich Website
For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit  www.macerich.com.
Investor Relations
Alexandra Johnstone
Vice President, Finance
Phone: 214-373-5252
IR@macerich.com